EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

WHICH ESTABLISHES $10,000,000 TERM LOAN #2

TULSA, OK, November 24, 2021——Educational Development Corporation (“EDC”) (NASDAQ: EDUC) (http://www.edcpub.com) today announced the execution of the Fourth Amendment to Amended and Restated Loan Agreement.

Craig White, CEO of Educational Development Corporation, announced that the Company has executed the Fourth Amendment to the Amended and Restated Loan Agreement with its primary lender. The Amendment modifies the Loan Agreement, establishing Term Loan #2 in the principal amount of $10,000,000, amends the definition of LIBO Rate and LIBOR Margin and adds Benchmark Replacement Provisions.

Per Mr. White, “During fiscal 2021, we paid off approximately $9.3 million of long-term debt due to our increased cash flows and reduced inventory levels. In addition, in fiscal 2022, we amended our existing debt agreements to reduce the fixed rate on our remaining $10.9 million of long-term debt from 4.22% to 3.12%. Each of these actions reflect not only the strength of our cash flows but also the positive relationship we have with our bank. This new $10.0million loan replaces last year’s early debt extinguishment and will increase the availability on our $20 million line of credit used to finance our increased inventory levels. We expect our inventory levels to return to back to normalized levels during calendar 2022 and provide liquidity that will allow us to pay down our line of credit and continue our past practices of effective cash allocations including dividends, stock repurchases, debt extinguishments and acquisitions.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser, (214) 872-2710